EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2017, with respect to the consolidated financial statements included in the Annual Report of Titan Energy, LLC on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statement of Titan Energy, LLC on Form S-8 (File No. 333-215328, effective December 27, 2016).

/s/ GRANT THORNTON LLP
Cleveland, Ohio
April 17, 2017